Exhibit 12
                            BFC FINANCIAL CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                           Year ended December 31,
                               ------------------------------------------------
                               1999      1998       1997      1996      1995
                               ----      ----       ----      ----      ----
Fixed charges:
Interest                     $  1,613     1,912      2,719     3,634     4,574
                                1,613     1,912      2,719     3,634     4,574

Earnings (loss):
Pretax earnings (loss)
before extraordinary items     11,434       (49)    12,988     8,982     4,230
Eliminate BBC/BankAtlantic    (10,501)    1,397    (12,129)   (8,650)   (8,419)
BBC/BankAtlantic dividends      1,236     1,187      1,025       883       819
Fixed charges                   1,613     1,912      2,719     3,634     4,574
                             $  3,782     4,447      4,603     4,849     1,204


Ratio                            2.34      2.33       1.69      1.33      0.26

Coverage deficiency          $   --        --         --        --       3,370

----------
(1) The operations of BBC have been eliminated since there is a dividend restriction between BBC's primary subsidiary, BankAtlantic, and BBC.